PROSPECTUS SUPPLEMENT DATED FEBRUARY 22, 2001
                    (TO PROSPECTUS DATED JULY 25, 2000)



                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                           File Number 333-40564



                                  NETGURU, INC.

                          15,300 SHARES OF COMMON STOCK

         This prospectus supplement supplements the prospectus dated July 25, 2000 of netGuru, Inc. relating to the public offering, which is not being underwritten, and sale by certain security holders of netGuru or by pledgees, donees, transferees or other successors in interest to the selling security holders, of up to 15,300 shares of our common stock. This prospectus supplement should be read in conjunction with the prospectus dated July 25, 2000, and this prospectus supplement is qualified by reference to that prospectus, except to the extent that information contained in this prospectus supplement supersedes the information contained in that prospectus.

                            SELLING SECURITY HOLDERS

         Recently, Shoreline Pacific Institutional Finance transferred 7,650 warrants to Harlan P. Kleiman, 7,344 warrants to Shoreline Pacific Equity Ltd., 232 warrants to Vida Harband and 74 warrants to Marie Jorajuria, which transferees were not specifically named in the prospectus. The following table provides information with respect to the number of shares of common stock beneficially owned by security holders of netGuru who were not specifically identified in the prospectus as selling security holders, the number of shares of common stock to be registered for sale hereby and offered pursuant to the prospectus and this prospectus supplement, the number of shares of common stock beneficially owned after this offering and the percentage of outstanding shares of common stock of netGuru this represents. The table of selling security holders in the prospectus is hereby amended to include Harlan P. Kleiman, Shoreline Pacific Equity Ltd., Vida Harband and Marie Jorajuria as selling security holders and to delete Shoreline Pacific Institutional Finance as a selling security holder. In addition, the description of the Shoreline Pacific Institutional Finance warrants contained in the subparagraph entitled "Shoreline Warrants" in the prospectus is hereby amended to delete the last sentence thereof and to replace the same with the following: "Recently, Shoreline transferred all of its warrants as follows: 7,650 warrants to Harlan P. Kleiman, 7,344 warrants to Shoreline Pacific Equity Ltd., 232 warrants to Vide Harband and 74 warrants to Marie Jorajuria. The shares being offered hereby include the shares of common stock issuable under the warrants transferred by Shoreline to Harlan P. Kleiman, Shoreline Pacific Equity Ltd., Vida Harband and Marie Jorajuria."



                        Shares of Common                          Number of Shares     Percentage
                       Stock Beneficially    Shares of Common     of Common Stock      Beneficially
Name of Selling          Owned Prior           Stock Being       Beneficially Owned    Owned After
Security Holder        to this Offering(1)     Registered(1)       After Offering(2)   Offering(2)
------------------    -------------------    ----------------    ------------------   -------------
Harlan P. Kleiman             7,650                7,650                  --                --
Shoreline Pacific
   Equity Ltd.                7,344                7,344                  --                --
Vida Harband                    232                  232                  --                --
Marie Jorajuria                  74                   74                  --                --


---------------
* Less than 1%.

(1) The registration statement to which the prospectus and this prospectus supplement relates shall also cover any additional shares of common stock which become issuable in connection with the shares of common stock registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Assumes all shares offered are sold pursuant to the prospectus and this prospectus supplement.